Exhibit d.8

[FORM OF NOTICE TO BROKERS, BANKS AND OTHER NOMINEES]
KEATING CAPITAL, INC.

NOTICE TO STOCKHOLDERS WHO ARE ACTING AS NOMINEES

Up to approximately [2,945,113] Shares of Common Stock Issuable Upon Exercise of Non-Transferable Rights

This letter is being distributed to broker-dealers, trust companies, banks and other nominees in connection with the offering by Keating Capital, Inc. (the "Company") of non-transferable rights to subscribe for shares of the Company's common stock, par value $0.001 per share ("Common Stock"), by stockholders of record (" Record Date Stockholders ") as of 5:00 p.m., New York City time, on [_______], 2013 (the " Record Date ").

Pursuant to the offering, the Company is issuing rights (the "Rights") to subscribe for up to approximately [2,945,113] shares of its Common Stock, on the terms and subject to the conditions described in the Company's prospectus, dated [_____], 2013 (the "Prospectus"). The Rights may be exercised by the Record Date Stockholders at any time during the subscription period, which commences on the Record Date and ends at 5:00 p.m., New York City time, on [_______], 2013, unless extended by the Company in its sole discretion (as it may be extended, the "Expiration Date"). The Rights are non-transferable and will not be listed for trading on the NASDAQ Capital Market or any other stock exchange. The Rights may not be purchased or sold and there will not be any market for trading the Rights. The shares of Common Stock issued pursuant to an exercise of the Rights will be listed on the NASDAQ Capital Market under the symbol “KIPO.”

As described in the Prospectus, Record Date Stockholders will receive one Right for every three shares of Common Stock owned on the Record Date. No fractional Rights will be issued.  The Rights entitle the Record Date Stockholders to purchase one new share of Common Stock for each Right held, which is referred to as the "Primary Subscription." The subscription price per share (the "Subscription Price") will be the greater of : (i) 92.5% of the volume-weighted average of the sales prices of the Company’s shares of Common Stock on the NASDAQ Capital Market for the five consecutive trading days ending on the Expiration Date, and (ii) $6.oo per share. Because the Subscription Price will be determined on the Expiration Date, Record Date Stockholders who elect to exercise their Rights will not know the Subscription Price at the time they exercise such Rights. As a result, the Company is requiring that a Record Date Stockholder deliver the estimated subscription price of $[____] per share (the “Estimated Subscription Price”) in connection with the exercise of any Rights pursuant to the Primary Subscription.

If any shares of Common Stock available for purchase in the offering are not subscribed for by Record Date Stockholders pursuant to the Primary Subscription ("Remaining Shares"), a Record Date Stockholder that has exercised fully its Rights pursuant to the Primary Subscription may subscribe for a number of Remaining Shares, on the terms and subject to the conditions set forth in the Prospectus, including as to proration. We refer to this over-subscription privilege as the "Over-Subscription Privilege." For the reasons noted above, the Company is requiring that Record Date Stockholders deliver the Estimated Subscription Price in connection with the exercise of any Over-Subscription Privilege.

Exhibit d.8

The Rights are evidenced by a subscription certificate (a "Subscription Certificate") registered in your name or the name of your nominee. Each beneficial owner of shares of the Company's Common Stock registered in your name or the name of your nominee is entitled to one Right for every share of Common Stock owned by such beneficial owner as of the Record Date. No fractional shares of Common Stock will be issued pursuant to the exercise of the Rights.

We are asking persons who hold shares of the Company's Common Stock beneficially, and who have received the Rights distributable with respect to those shares through a broker-dealer, trust company, bank or other nominee, to contact the appropriate institution or nominee and request it to effect the transactions for them.

If you exercise the Over-Subscription Privilege on behalf of beneficial owners of Rights, you will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Over-Subscription Privilege, as to the number of shares of Common Stock held on behalf of each beneficial owner as of the Record Date, the aggregate number of Rights that have been exercised pursuant to the Primary Subscription, whether the Rights exercised pursuant to the Primary Subscription on behalf of each beneficial owner for which you are acting have been exercised in full and the number of shares of Common Stock being subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf you are acting.

Exhibit d.8

Enclosed are copies of the following documents:

1.	Prospectus, dated [_____], 2013;

2.	A form of letter, including a beneficial owner election form, which may be sent to beneficial holders of the Company's Common Stock; and

3.	A Notice of Guaranteed Delivery.

Rights not exercised at or prior to 5:00 p.m., New York City time, on the Expiration Date will expire.

Additional copies of the enclosed materials may be obtained from the Information Agent, Georgeson Inc., toll-free at the following telephone number (888) 877-5360

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE DEALER MANAGER, THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

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